Exhibit 99.10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of Protective Variable Annuity Separate Account of our report dated April 22, 2019, relating to the financial statements of the subaccounts listed in such report of Protective Variable Annuity Separate Account, which appears in this Registration Statement.

We also consent to the use in this Registration Statement on Form N-4 of Protective Variable Annuity Separate Account of our report dated March 25, 2019 relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and its subsidiaries, which appears in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
November 14, 2019